Exhibit 99.1

Citing Further Deterioration in the N. A. Manufacturing Sector, Milacron Now Expects to Break Even in Second Quarter

CINCINNATI, OHIO, July 2, 2001...Citing what is now viewed as the worst downturn in capital spending for plastics processing equipment in North America in more than two decades, Milacron Inc. (NYSE: MZ) said it expects to approach break-even in the second quarter on a 20% sales decline.

"Earlier in the quarter, we gave guidance based on demand levels at that time, but since then orders have weakened significantly," said Ronald D. Brown, Milacron's chairman, president and chief executive officer. "Specifically, orders for our plastics processing equipment have continued to decline, while demand for metalworking tools and fluids has basically fallen with the overall drop in industrial production in North America."

As a result, Milacron anticipates a second-quarter sales decline of approximately $80 million, or 20%, from the year-ago quarter, including $9 million from a divested business. Lower sales and related unabsorbed costs, as well as severance expenses, are likely to lead to a shortfall in operating earnings of about $30 million compared to the year-ago quarter, some of which will be offset by a more favorable tax position.

"Our emphasis now is on improving cash flow by bringing production levels more in line with lower demand, even though this negatively impacts operating earnings in the short term," Brown said. "To this end, we've cut our North American employment levels by 15% since the beginning of the year, including more than a 10% reduction in corporate staff. We've also reduced production through rotating furloughs, effectively paring back output by as much as 40% in certain operations. Furthermore, we are reducing inventory and have scaled back our own capital spending."

"In addition to cutting back both production and overhead, we are improving our operations through the implementation of 'Six Sigma' and process improvement projects. And we continue to maintain investments in new product development and customer service capabilities," he added.

Segment Results
Overall, both groups' operating earnings are being penalized by lower sales volumes, underabsorption of fixed costs and severance expenses.

Plastics Technologies
The group is expected to report a close-to-breakeven second quarter on a 25% sales decline, compared to operating earnings of $26 million on sales of $221 million a year ago. Across the board, demand for all types of plastic products in North America continued to fall in the second quarter. As a result, sales of injection molding machines and extrusion systems are expected to be down by about 40% from the year-ago quarter, while shipments of mold bases and components are estimated to fall by approximately 20%. The company continues to hold the line on discounting and believes that, thanks to its leadership in energy-saving all-electric injection molding machines and in mold bases overall, it is gaining share in markets estimated to be down by more than 50%. Sales of blow molding systems are running even with last year, as are sales of MRO (maintenance, repair and operating) items. In Europe, plastics machinery sales are expected to be off by 5% to 10%.

Metalworking Technologies
For the second quarter, the group is expected to report operating earnings of approximately $8 million, down from $16 million a year ago. Excluding sales of the European industrial magnets business divested at the end of the third quarter in 2000, the group expects to show an overall sales decline of about 10%, much of which is the result of adverse currency translation. In North America, demand for the group's primary products, metalworking tools and fluids, fell by approximately 15% due to reduced auto and auto part production in particular as well as sharply lower industrial manufacturing activity in general. Overseas, demand for metalworking tools remains strong, and the group projects sales gains in Europe and India of 15% and 5%, respectively, in local currencies.

Outlook
"Assuming a continuation of current economic conditions, we expect third-quarter results to be similar to those of the second quarter," Brown said. "However, if we don't see signs of a pickup soon, we'll likely take further cost-cutting actions to help future profitability."

"Despite the steep downturn in the manufacturing sector in North America, overall Milacron is in good shape," Brown said. "Our financial condition remains sound, and our highly skilled workforce is stepping up to the challenge, on a worldwide basis, of fueling a steady stream of new products, improving our internal processes and continuously enhancing our customer service capabilities. Longer term, we will emerge from this as a stronger company, even better-positioned to take advantage of the eventual upturn."

Milacron expects to release its second-quarter results on July 27, 2001.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's Form 10-Q on file with the Securities and Exchange Commission.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, precision grinding wheels and carbide wear parts. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries
Updated: July 2, 2001

Estimates and Projections for Financial Modeling

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

(Amounts in millions)
	Qtr. 2, 2001	Qtr. 3, 2001

Projected Profit & Loss Items
Sales	$310-330	$305-325
Plastics technologies	160-170	160-170
Metalworking technologies	150-160	145-155
Segment earnings
Plastics technologies (1)	0-1	1-2
Metalworking technologies (2)	7-8	6-7
Corporate and unallocated expenses(3)	3-4	6
Interest expense	9-10	10-11
Tax credit (4)	(4)-(6)	(6)-(8)
After-tax minority interest (5)	1	1
Average diluted shares outstanding	33.4	33.4

Projected Cash Flow & Balance Sheet Items
Depreciation	11-12	11-12
Amortization	3	3
Working capital - increase (decrease)	5-(5)	0-(10)
Capital expenditures	10-12	10-12
Total debt (6)	565-575	555-585
Debt-to-capital ratio	54-56%	54-56%

Comments & Explanations

Note:	Projections for the third quarter above assume current foreign exchange rates and no acquisitions, divestitures, or further stock repurchase.

1	Plastics technologies earnings Operating margin approximately 1% in Q2 and 1-2% in Q3.
2	Metalworking technologies earnings Operating margin approximately 5% in Q2 and 4-5% in Q3.
3	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable. The second quarter includes gain on sale of property related to former headquarters site ($2.6mm before-tax).
4	Tax Credit Expected due to the geographic mix of earnings: a) full tax benefits on operating losses in the U.S., and b) low effective tax rates for certain profitable European businesses.
5	After-tax minority interest Usually weighted to the second half of the year.
6	Total Debt Includes $30mm for funding of acquisitions completed in the second quarter.